Exhibit 99.2

Frank Dellaquila and Colin Parris to join Aptiv Board of Directors

GILLINGHAM, ENGLAND, NOV. 15, 2017 – Delphi Automotive PLC (NYSE: DLPH), which will become two new stand-alone companies, Aptiv PLC (NYSE: APTV) and Delphi Technologies PLC (DLPH), today announced that Frank Dellaquila and Colin Parris have been named to the Aptiv board of directors, effective with the final date of the spin-off.

Dellaquila and Parris bring strong credentials and experience to the Aptiv board. Dellaquila is a seasoned financial executive with extensive knowledge of global publicly-traded companies. He provides the board significant enterprise risk management and financial expertise. Parris has an extensive technology background with a current focus on data and industry.

Dellaquila is the senior executive vice president and chief financial officer of Emerson Electric Co., a global technology and engineering company. Previously, he held other executive positions at Emerson, which he joined in 1991. Dellaquila received a bachelor’s degree in accounting from Fordham University and a master’s degree in business administration from Columbia University.

Parris is vice president, GE Software Research for the General Electric Company, a position he has held since 2014. Prior to joining GE, he spent two decades at IBM in a variety of executive roles, serving most recently as vice president, systems research in the IBM T.J. Watson Research Division and general manager for IBM’s Power Systems business. Parris received a bachelor’s degree in electrical engineering from Howard University, master’s degrees in electrical engineering and computer science from the University of California, Berkley, as well as in management from Stanford University. He also received a doctorate in electrical engineering from the University of California, Berkley.

“Frank and Colin bring tremendous knowledge and capability to the Aptiv board,” said Rajiv Gupta, Delphi Automotive chairman of the board and incoming Aptiv PLC chairman. “Frank and Colin will help guide Aptiv toward the commercialization of new mobility solutions.”

About Delphi

Delphi Automotive PLC is a high-technology company that integrates safer, greener and more connected solutions for the automotive and transportation sectors. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 46 countries. Visit delphi.com. Delphi Automotive will become two standalone companies in December 4, 2017. Aptiv (NYSE: APTV) will comprise the Electronics & Safety and Electrical/Electronic Architecture segments, focused on accelerating the commercialization of new mobility solutions by providing the vehicle ‘brain’ and the ‘nervous system’ to global automotive and new mobility customers. Delphi Technologies (NYSE: DLPH), the powertrain segment, will leverage leading technologies and software to enable next-generation advanced vehicle propulsion systems for global customers, taking advantage of the industry move to electrification.

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Investor Contact:

Elena Rosman

+1.248.813.5091

elena.rosman@delphi.com

Media Contact:

Zach Peterson

+1.248.561.3640

zachary.peterson@delphi.com